EXHIBIT 99.1

FOR RELEASE June 4, 2013

SOURCE: Uni-Pixel, Inc.

UniPixel to Feature UniBoss Touch Screen Technology at Computex Taipei in Taiwan on June 4-8, 2013

THE WOODLANDS, Texas — June 4, 2013 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Performance Engineered Films™ to the touch screen, flexible printed electronics, and lighting and display markets, will attend Computex Taipei in Taiwan on June 4-8, 2013, where it will showcase product samples and prototypes of its UniBoss™ pro-cap, multi-touch sensor film.

The company will demonstrate its 10.1” and 13.3” UniBoss prototypes, as well as meet with touch-screen customers and supply chain members. While UniBoss offers linear cost scalability from pocket-size mobile devices to large desktop displays, these two prototype form factors target the highest growth segment of the market. DisplayBank forecasts the overall touch panel market to grow at 11% CAGR to reach $20.0 billion by 2015, whereas the market for 10.2” to 20.0” sizes is expected to grow at more than six times that rate, at a CAGR of 71% to $1.9 billion.

“The new UniBoss prototypes we’re showcasing at Computex are the same prototypes we presented at the Cowen and Craig-Hallum conferences last week,” noted Reed Killion, president and CEO of UniPixel. “At these events, more than 100 institutional investors, analysts and money managers experienced these prototypes first-hand. So, we expect the feedback we’ll receive at Computex to also be the same, that these UniBoss performance film-based prototypes are impressive, that they do not show any extraneous effects when viewing the display, and that their responsiveness is spot-on.”

These new prototype demonstrations reveal the remarkable progress the company has achieved over the course of the last several months towards the worldwide commercial roll-out of its UniBoss touch screen technology. “We’ve signed multi-million dollar preferred price and capacity license agreements with two Fortune 100 companies that are global technology leaders, reflecting their extensive evaluation of UniBoss’ advanced performance characteristics,” said Killion. “We’ve also qualified UniBoss with multiple touch-screen controller manufacturers. We’re now focused on building out a state-of-the-art UniBoss roll-roll manufacturing facility with Kodak in Rochester, New York, with printers and plating lines being installed in Q3, as well as adding two additional plating lines to our Texas facility build-out. We have also leased an additional 7,500 square feet of office and wet lab space for immediate expansion.”

“Working with our customers and partners, we have rapidly advanced UniBoss in terms of both performance and methods for manufacturing and testing,” continued Killion. “We can understand how our rapid progress has attracted some skeptics, and unfortunately we’ve seen a number of erroneous reports and speculations, particularly by those not experts in the field. So, in addition to providing an opportunity for us to meet with touch-screen customers and supply chain vendors, industry events like Computex allows professional members of the press and qualified industry analysts to experience new UniBoss films and solutions first-hand.”

UniPixel has updated the touch sensor portion of the company’s website, available here, to show customers and shareholders the progress it has made with functional touch panels and UniBoss touch sensor films.

About Computex Taipei
COMPUTEX TAIPEI has become the largest computer exhibition in Asia and the second largest in the world, next to CeBIT in Germany. Each year, key global businesses come to this event to launch their new products. Since a large portion of the businesses in the world have research and deployment centers or production facilities in Taiwan, this exhibition attracts observers, analysts, and journalists of computer and information industries from all over the world to discover and report the latest technologies, developments, and trends. For more information, visit www.computextaipei.com.tw/en_US/index.html.

About UniBoss
A UniBoss touch-screen offers higher touch response and sensitivity, superior touch distinction, better durability, and lower power requirements. UniBoss offers the touch ecosystem the unique advantages of metal mesh touch sensors based on an additive, roll-to-roll, flexible electronics process, as compared to the traditional subtractive ITO-based and subtractive ITO replacement based touch sensor solutions. The UniBoss manufacturing process continues to be the only additive process that promises to reduce manufacturing costs and supply chain complexity of current ITO and other ITO replacement sensors by significantly minimizing manufacturing steps. Other production advantages include lower material costs and a simplified supply chain, as well as extensibility to many sizes and form factors.

About UniPixel
Headquartered in The Woodlands, Texas, UniPixel, Inc. (NASDAQ: UNXL) delivers Performance Engineered Films to the Lighting, Display and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large areas. A key focus for UniPixel is developing electronic conductive films for use in electronic sensors for consumer and industrial applications. The company's newly developed UniBoss™ roll-to-roll electronics manufacturing process prints conductive elements on thin film with trace widths down to ~ 5um. The company is marketing its films for touch panel sensor, cover glass replacement, protective cover film, antenna and custom circuitry applications under the UniPixel label, and potentially under private label or Original Equipment Manufacturers (OEM) brands. UniPixel's brands include Clearly Superior™, Diamond Guard™ and others. For further information, visit www.unipixel.com.

Forward-looking Statements
All statements in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2012. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company's Annual Report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K.

Trademarks in this release are the property of their respective owners.

Company Contact:
Jeff Tomz, CFO
UniPixel, Inc.
Tel 281-825-4500

Investor Relations Contact:
Ron Both
Liolios Group, Inc.
Tel 949-574-3860
UNXL@liolios.com